Exhibit 107

CALCULATION OF FILING FEE TABLES

Form F-1

(Form Type)

Midori Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
	Units (2), consisting of:
Equity	(i) Common shares, no par value per share, included in the units (3)	Rule 457(o)			$26,357,149	0.0001102	$2,904.56
Equity	(ii) Warrants to purchase common shares, no par value per share, included in the units (3)	Rule 457(g)			—	—	—
Equity	Common shares, no par value per share, underlying the warrants included in the units (4)	Rule 457(g)			$26,357,149	0.0001102	2,904.56
Equity	Representative’s Warrant to purchase common shares (5)	Rule 457(g)			—	—	—
Equity	Common shares issuable upon exercise of Representative’s Warrant to purchase common shares (6)	Rule 457(g)			$988,393	0.0001102	$108.92
		Total Offering Amounts/Net Fee Due			$53,702,691		$5,918.04

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Each unit consists of one common share, no par value per share, and one warrant to purchase one common share, no par value per share. Includes [●] common shares and/or warrants to purchase [●] common shares, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Included in the price of the units. No fee required pursuant to Rule 457(g) under the Securities Act.

(4)	The warrants are exercisable at a per share exercise price equal to 100% of the public offering price per unit. The proposed maximum aggregate public offering price of the common shares issuable upon exercise of the warrants was calculated to be $26,357,149 (which is 100% of $26,357,149 since each investor will receive a warrant to purchase one common share for each common share purchased in this offering). Pursuant to Rule 416, the registrant is also registering an indeterminate number of additional common shares that are issuable by reason of the anti-dilution provisions of the warrants.

(5)	No fee required pursuant to Rule 457(g) under the Securities Act.

(6)	The Representative’s Warrants are exercisable at a per share exercise price equal to 125% of the public offering price per share. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $988,393 which is equal to 125% of $790,714 (3% of $26,357,149 of common shares sold in this offering). Pursuant to Rule 416, the registrant is also registering an indeterminate number of additional common shares that are issuable by reason of the anti-dilution provisions of the Representative’s Warrants.